Filed pursuant to Rule 424(b)(3)
Registration Nos. 333-205519

333-200033

PROSPECTUS SUPPLEMENT NO. 4 DATED October 18, 2016

(To Prospectus dated May 4, 2016)

COHBAR, INC.

This is a supplement (“Prospectus Supplement No. 4”) to our prospectus, dated May 4, 2016 (as amended and supplemented through the date hereof, the “Prospectus”), relating to (i) shares of common stock and common stock purchase warrants issuable by us upon the exercise of certain of our outstanding unit purchase options and common stock purchase warrants, and (ii) shares of CohBar, Inc. common stock offered from time to time by the Selling Stockholders named in the Prospectus.

This Prospectus Supplement No. 4 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Intellectual Property

MOTS-c Patent Coverage

We are the exclusive licensee from the Regents of the University of California (the “Regents”) to intellectual property rights related to MOTS-c, including one patent application filed in the United States (U.S. Application No. 14/213,617) and a related divisional patent application (U.S. Divisional Application No. 15/146,249). The parent application includes composition of matter claims directed to MOTS-c and analogs of MOTS-c, as well as methods of use claims for MOTS-c or analogs of MOTS-c as a treatment for type 1 diabetes, type 2 diabetes, fatty liver, obesity and cancer. The divisional application is directed to methods of use of MOTS-c or its analogs. We also have corresponding foreign applications filed in multiple countries and regions.

We have also filed a provisional patent application directed to composition of matter and methods of use for novel MOTS-c analogs developed by CohBar, including our CB4209 and CB4211 candidates. The provisional patent application is not subject to the license agreement with the Regents.

Newly Discovered Peptides

In addition to the lead peptides and analogs identified in the Prospectus we have discovered a large number of new biologically active peptides encoded within the genome of the mitochondria.

Our intellectual property and patent strategy is a key part of our efforts to secure our position as the leader in mitochondria based therapeutics (MBTs). In addition to the provisional patent application related to our MOTS-c analogs described above, and to our licensed patents and patent applications, we have filed 24 provisional patent applications relating to our newly discovered mitochondrial-derived peptides (MDPs) and their analogs and may file additional patent applications going forward. We typically seek composition of matter and method of treatment patent coverage for our MDPs, MDP analogs and prospective MBTs based on pre-clinical evaluation of therapeutic potential.

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The information contained in this Prospectus Supplement No. 4 supplements and supersedes, in relevant part, the information contained in the Prospectus. This Prospectus Supplement No. 4 is incorporated by reference into, and should be read in conjunction with, the Prospectus, and is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT NO. 4. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 4 is October 18, 2016